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(AVISTA CORP. LOGO)                                                EXHIBIT 99(a)


                                                                    NEWS RELEASE
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CONTACT: MEDIA: Catherine Markson (509) 495-2916  catherine.markson@avistacorp.com
         INVESTORS: Angela Teed (509) 495-2930    angela.teed@avistacorp.com
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                                                          FOR IMMEDIATE RELEASE:
                                                          February 6, 2004
                                                          1:45 p.m. EST


              AVISTA FILES GENERAL RATE CASE WITH IDAHO REGULATORS
         Company seeks approval of electric price increase of 11 percent above current rates and a natural gas price increase of 9.2 percent

SPOKANE, WASH.: Avista Corp. (NYSE:AVA) has filed a request with Idaho regulators to increase electric prices by 11 percent above current rates and natural gas prices by 9.2 percent. Avista's request is designed to increase electric revenues by $18.9 million annually and natural gas revenues by $4.8 million annually. The Idaho Public Utilities Commission (IPUC) generally has up to seven months to review Avista's rate case filing.

         Avista has not had a general electric price increase in Idaho since 1999, and this would be the first general natural gas price increase in Idaho since 1990. Avista has invested $81 million in its electric generation and transmission system, another $54 million in electric distribution, and $73 million in its natural gas system since its last general rate increases - a total of more than $200 million of additional utility plant to meet the needs of its customers.

         In addition, Avista's current rates in Idaho are based on the company's 1997 operating costs on the electric side of its business and 1987 operating costs on the natural gas side. Accordingly, existing rates do not reflect Avista's current costs of providing electric and natural gas service to its customers.

         Under the company's proposal, the monthly bill for a residential electric customer with average monthly usage of 1,000 kilowatt-hours of electricity would increase from $60.15 to $68.37, an increase of $8.22 per month. The monthly bill for a residential gas customer using an average of 70 therms of natural gas would increase from $57.68 to $63.26, an increase of $5.58 per month. Avista is proposing that the basic monthly charge for residential electric service be increased from $4.00 to $5.00 and the natural gas basic monthly charge be increased from $3.28 to $5.00.



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PAGE 2 AVISTA FILES GENERAL RATE CASE WITH IDAHO REGULATORS

         On the electric side, the request will be for a 24 percent overall change in base rates. However, Avista is requesting a reduction in its current Power Cost Adjustment surcharge, which would reduce the overall impact on customers to an 11 percent increase above current rates. In 2001, the IPUC approved a 19.4 percent surcharge that allowed Avista to begin recovering costs associated with the record-low streamflow conditions and high market prices incurred by the company during the energy crisis of 2000 and 2001. If the commission approves Avista's proposal, the remaining PCA balance would be recovered over a two-year period at a reduced rate.

         "Our filing reflects the company's efforts to ensure long-term and reliable energy supplies for our customers. To accomplish that goal, we've made significant investments in new generating resources and in electric and natural gas infrastructure since our last general rate case filings," said Scott Morris, president of Avista Utilities. "We have been quite purposeful in successfully meeting our objective of owning or controlling electric resources exceeding 100 percent of our retail load. Our focus has been on controlling our own destiny and reducing reliance on potentially volatile energy markets."

         Morris also noted that the rate request represents another step in the company's financial recovery and its ongoing efforts to restore its investment grade credit rating, which was lowered during the 2000-01 energy crisis.

          Among the issues Avista is asking the commission to consider in its electric and natural gas rate filings are the company's investment in the Coyote Springs 2 generating station, operation and maintenance costs, increased power supply costs, and increased financing costs since the company's last electric and natural gas general rate cases.

         Avista recognizes the impact of price increases on its customers, especially on those who have the most difficulty paying their energy bill. Avista's ongoing commitment to customers also includes support of Project Share, an energy assistance program. Other customer programs include CARES, a program assisting those who face challenges paying their bills; Comfort Level Billing, a plan that averages annual energy bills into equal monthly payments; and ongoing energy conservation and efficiency programs.

         Avista also offers rebates for residential weatherization (wall, floor, ceiling, ducts) and high efficiency water heaters and furnaces. The company offers energy conservation education, including workshops for seniors, energy use guides and home visits by meter shop personnel to help customers reduce energy costs on a long-term basis.



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PAGE 3 AVISTA FILES GENERAL RATE CASE WITH IDAHO REGULATORS

         Approximately 30 percent of the company's annual retail electric and natural gas revenues are derived from Idaho where the company serves 109,000 electric customers and 62,000 natural gas customers. Avista has added 8,275 electric customers and 9,040 natural gas customers in Idaho in the past five years.

         For additional information regarding Avista's Idaho rate filing, visit the Idaho Rate Information Center at www.avistautilities.com.

         THE ACCOMPANYING IMAGE IS AN INTEGRAL PART OF THIS NEWS RELEASE.

         Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides electric and natural gas service to customers in four western states. Avista's non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.'s stock is traded under the ticker symbol "AVA" and its Internet address is www.avistacorp.com.

         Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

         This document contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements regarding the company's current expectations for future financial performances, the company's current plans or objectives for future operations, or factors which may affect the company in the future. Such statements speak only as of the date of the document and are subject to a variety of risks and uncertainties, many of which are beyond the company's control and which could cause actual results to differ materially from the expectations.

         The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: changes in the utility regulatory environment; the impact of regulatory and legislative decisions; the potential effects of any energy-related legislation; the impact from the potential formation of a Regional Transmission Organization and/or an Independent Transmission Company; the impact from the implementation of the FERC's proposed wholesale power market rules; volatility and illiquidity in wholesale energy markets; wholesale and retail competition; future streamflow conditions that affect the availability of hydroelectric resources; outages at any company-owned generating facilities; unanticipated delays or changes in construction costs; changes in weather conditions; changes in industrial, commercial and residential growth and demographic patterns; the loss of significant customers and/or suppliers; failure to deliver on the part of any parties from which the company purchases and/or sells capacity or energy; changes in the creditworthiness of customers and energy trading counterparties; the company's ability to obtain financing; changes in future economic conditions in the company's service territory and the United States in general; the potential for future terrorist attacks; changes in tax rates and/or policies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies; the outcome of legal and regulatory proceedings concerning the company or affecting its operations; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key



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PAGE 4 AVISTA FILES GENERAL RATE CASE WITH IDAHO REGULATORS

executives; changes in actuarial assumptions and the return on assets with respect to the company's pension plan; increasing health care costs and the resulting effect on health insurance premiums; and increasing costs of insurance, changes in coverage terms and the ability to obtain insurance.

         For a further discussion of these factors and other important factors, please refer to the company's Annual Report on Form 10-K for the year ended Dec. 31, 2002, and the company's quarterly report on Form 10-Q for the quarter ended September 30, 2003. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company's business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.


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